CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price(1)	Registration Fee(2)

3.625% PowerNotes® Due September 15, 2023	$6,156,000	$839.68

TOTAL		$839.68

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(2), Registration Statement No. 333-173364

Pricing Supplement No. 23 - Dated Monday, September 23, 2013 (to Prospectus dated April 7, 2011 and Prospectus Supplement dated April 7, 2011)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HQQ6	$6,156,000.00	100%	1.800%	$6,045,192.00	Fixed	3.625%	Semi-	09/15/2023	03/15/2014	$17.02	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Offering Dates: September 16, 2013 through September 23, 2013
Trade Date: Monday, September 23, 2013 @ 12:00 PM ET
Settlement Date: Thursday, September 26, 2013
Caterpillar Financial Services Corporation
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Supplemental United States Federal Income Tax Considerations: Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “ Certain United States Federal Income Tax Consequences— Non-United States Holders— Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the PowerNotes will not be subject to FATCA withholding.

Legal Matters: In the opinion of Leslie S. Zmugg, as Senior Corporate Counsel to the Company, when the notes offered by this pricing supplement and related prospectus have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 26, 2012, filed with the Company's Current Report on Form 8-K dated March 26, 2012 and incorporated by reference as Exhibit 5.2 to the Company's registration statement on Form S-3 ASR (No. 333-173364).